Integra LifeSciences Announces Jan De Witte as President and Chief Executive Officer

30-year healthcare and technology veteran with extensive global executive experience and diverse expertise in R&D, commercialization, product management, digital innovation and operations

PRINCETON, New Jersey, October 28, 2021 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today announced that it has appointed Jan D. De Witte as its next President and Chief Executive Officer. Mr. De Witte succeeds Peter J. Arduini, who previously announced he will step down as Chief Executive Officer to accept the role of President and Chief Executive Officer of GE Healthcare. Mr. De Witte will join Integra prior to the end of the year, at which time he will also be appointed to Integra’s board of directors.

With over two decades in the healthcare industry, De Witte brings global public company leadership experience as well as deep technological, operational and commercial expertise to Integra. For the past five years, De Witte served as Chief Executive Officer of Barco N.V. (Euronext: BAR), where he created shareholder value through digital innovation and new product development, commercial acceleration, international market growth and operational excellence while effectively leading the company through the COVID-19 pandemic. In addition, De Witte spent 17 years in senior-level leadership roles at GE, including serving as President and CEO of GE Global Healthcare IT, where he had full global P&L responsibility for product management, technology and software development, commercialization, services and solutions delivery. Prior to GE, De Witte spent five years in strategic consulting at McKinsey and three years in operations at Procter & Gamble (NYSE: PG). De Witte currently serves on the Board of Directors of ResMed (NYSE: RMD, ASX: RMD), a global leader in digital health technologies and cloud-connected medical devices that transform care for people with sleep apnea, COPD and other chronic diseases.

Integra’s special board committee on CEO succession partnered with Heidrick & Struggles to conduct a comprehensive search that included interviewing and evaluating a talented slate of internal and external candidates.

“We are thrilled to have Jan join Integra at this exciting time in the company’s history. Jan is a proven global business leader with extensive C-level experience at internationally-recognized companies. His deep experience in healthcare and technology, commitment to advancing sustainability and proven ability to develop and commercialize innovative new products led the board to select Jan as Integra’s next CEO. His values around inclusivity, integrity and accountability are highly aligned with Integra’s people-first culture. We look forward to Jan’s start later this year and his many future contributions to Integra,” said Stuart Essig, Chairman of Integra’s board of directors.

“I would like to express my genuine appreciation to Pete for his 11 years of leadership. Pete shaped Integra into the company it is today, and we wish him all the best in his next endeavor,” concluded Essig.

Mr. De Witte stated, “I am honored and excited to be joining Integra and a very talented and dedicated team. The company has a rich history of global leadership in neurosurgery with some of the most recognized brands in plastic and reconstructive surgery. I look forward to building on an already strong foundation to drive value for all our stakeholders. To the 3,700 employees around the world, I am delighted to join such an engaged and entrepreneurial culture and look forward to working with you to further elevate Integra’s impact around the world.”

Mr. De Witte holds a master’s of science degree in electromechanical engineering with greatest distinction from the KU Leuven in Belgium and a master’s degree in business administration from Harvard University. He has lived and worked in seven countries, with much of his career spent in the U.S., and is fluent in three languages. He is also a dedicated community leader.

About Integra LifeSciences
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, MatriStem® UBM, MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Investor Relations:
Michael Beaulieu
(609) 529-4812
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

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